UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2025

SoundThinking, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38107	47-0949915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
39300 Civic Center Dr., Suite 300
Fremont, California		94538
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 510 794-3100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.005 per share	SSTI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2025, SoundThinking, Inc. (the “Company”) announced that Burton Goldfield had been appointed to the Board of Directors (the “Board”) of the Company as a Class II director. The Board also appointed Mr. Goldfield to serve as a member of the Audit Committee and the Compensation and Human Capital Committee, with the committee appointments to become effective immediately prior to the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on June 4, 2025. The Board also appointed Deborah Grant, an existing member of the Board and the Chair of the Company’s Compensation and Human Capital Committee, to serve as the Company’s Board Chair, also effective immediately prior to the Annual Meeting. The Board has determined that Mr. Goldfield is an independent director under the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”) and meets the additional eligibility requirements for audit committee and compensation committee members, under the rules of the Securities and Exchange Commission (“SEC”) and the Nasdaq listing standards, as applicable.

From May 2008 to February 2024, Mr. Goldfield served as Chief Executive Officer and President of TriNet Group, Inc. Prior to joining TriNet, Mr. Goldfield was Chief Executive Officer at Ketera Technologies, a SaaS provider to Fortune 2000 companies. Before that, Mr. Goldfield served as Senior Vice President, Worldwide Field Operations at Hyperion Solutions Corporation, a software company, and Vice President of Worldwide Sales for IBM Corporation’s multinational information technology company, Rational Software division. Mr. Goldfield currently serves on the board of directors of EvoNexus, Inc. and FinancialForce. Mr. Goldfield also previously served on the board of directors of DHI Group, Inc. from December 2014 to May 2019. Mr. Goldfield holds a B.S. in Biomedical Engineering from Syracuse University and a M.B.A. from Villanova University.

Mr. Goldfield will receive compensation as a non-employee director in accordance with the Company’s Non-Employee Director Compensation Policy, as filed with SEC on August 15, 2024, as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as the same may be amended from time to time.

In connection with his appointment to the Board, the Company will enter into its standard indemnification agreement with Mr. Goldfield, which requires the Company, under the circumstances and to the extent provided for therein, to indemnify Mr. Goldfield to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by him as a result of either of him being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that he is or was a director of the Company or a director of any other entity at the request of the Company.

Mr. Goldfield was not appointed as a director pursuant to any arrangement or understanding with any person. There are no family relationships between Mr. Goldfield and any director or other executive officer of the Company. Except as described above, Mr. Goldfield has not engaged in any transaction with the Company that would be reportable as a related party transaction under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, and no such transaction is currently contemplated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SoundThinking, Inc.

Date: April 21, 2025	By:	/s/ Ralph A. Clark
Ralph A. Clark
President and Chief Executive Officer